Exhibit 4.34

PRBI, LLC
c/o KCI Investments, LLC
4033 South Dean Martin Drive
Las Vegas, NV 89103
June 29, 2015

Bridge Financing Term Sheet

Issuer	PRB I, LLC ("PRB"), a wholly owned subsidiary of KCI Investments, LLC ("KCI"), which in turn is a wholly-owned subsidiary of Dixie Foods International, Inc., a Florida C-corporation (OTCQB:"DIXI").

PRB is temporarily in need of fund  as a bridge loan to partially finance its opening of nine Papa John's  franchise restaurants in Northern California (the "Restaurants"), four of which opened in later 2014, one more of which is under construction, and another four of which have signed leases and  are in planning stages.

Loan Amount	$235,000

Use of Proceeds	Bridge Loan will be utilized to fund operations.

Securities Issued	Unsecured Bridge Loan in the Company (the "Bridge"). The Bridge is guaranteed by KCI and DIXI.

Interest	8% per year, payable upon Maturity Date (as defined immediately below) of the Bridge.

Repayment Terms
Prior to or on the date of August 1, 2015 (the "Maturity   Date"). Repayment shall be made as a lump sum with principal and accrued interest as per Lender's  instruction. Interest shall be based on 16% per year paid by the Issuer to the Lender after the Maturity Date until the loan is repaid.

Guarantors	Kenneth M. Antos and Preferred Restaurant Brands Inc.

Special Terms
All parties agreed that this loan (together with a previous loan of $100,000 funded on January 5th, 2015 as per a separate agreement and post-signed on April 22nd, 2015) is a completely separate matter from subscription agreement of PRB I EB5 program that the Lender's wife, Ms. Mingmei Yin, signed on November 5th, 2014. The repayment of this loan at maturity has no precondition such as Ms Yin's funding of EB5.

Funding Date	June 29, 2015

Agreed as of this date by:

Borrower:

Preferred Restaurant Brands, Inc.
Ken Antos
CEO

Lender:

Zhou Xiao

Guarantors:

Kenneth Antos

Address: 5148 SPANISH HEIGHTS DR, LAS VEGAS, NV

Email: KANTOS @ COX.NET

Preferred Restaurant Brands

Kenneth Antos CEO

PRBI, LLC
c/o KCI Investments, LLC
4033 South Dean Martin Drive
Las Vegas, NV 89103
April 22, 2015

Bridge Financing Term Sheet

Borrower	PRB I, LLC ("PRB"), a wholly owned subsidiary of KCT Investments, LLC ("KCI"), which in turn is a wholly-owned subsidiary of Dixie Foods International, Inc., a Florida C-corporation (OTCQB:"DIXI").

Lender
PRB is temporarily in need of fund  as a bridge loan to partially finance its opening of nine Papa John's  franchise restaurants in Northern California (the "Restaurants"),    four of which opened in later 2014, one more of which is under construction, and another four of which have signed leases and  are in planning stages.

Loan Amount	$250,000

Use of Proceeds	Bridge Loan will be utilized to fund operations.

Securities Issued	Unsecured Bridge Loan in the Company (the "Bridge"). The Bridge is guaranteed by KCI and DIXI.

Interest	8% per year, payable upon Maturity Date (as defined immediately below) of the Bridge.

Repayment Terms
Prior to or on the date of June 30, 2015 (the "Maturity   Date"). Repayment shall be made as a lump sum with principal and accrued interest as per Lender's  instruction. Interest shall be based on 16% per year paid by the Issuer to the Lender after the Maturity Date until the loan is repaid.

Guarantors	Kenneth M. Antos and Preferred Restaurant Brands Inc.

Special Terms
The  Borrower and Guarantors affirm that the Lender and or his family, due to the current restrictions of China's Foreign Currency Administration's  regulations,  is not yet obligated to invest in the Borrower's EB5 project and has none other debts to the Borrower  and
Guarantors.  All panics agreed that this loan (together with a previous loan of $100,000 funded on January 5th,  2015 as per a separate agreement and post-signed on April 22nd, 2015)  is a completely separate  matter from subsription agreement  of PRB I EB5 program  that the Lender's wife, Ms. Mingmei Yin, signed on November 5th, 2014.  The repayment of this loan at maturity date has no precondition.

Expected Funding Date **April 24th, 2015**

Agreed as of this date by:

Borrower:

Dixie Foods International, Inc.
Ken Antos
CEO

Lender:

Zhou Xiao

4757 Linda Vista Ave.
Napa, CA 94558

Guarantors:

Kenneth Antos

Address: 5148 SPANISH Hills [illegible]
LAS VEGAS, NV
Email: [illegible] @ COX.NET

Preferred Restaurant Brands

Kenneth Antos CEO